Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Fifth Street Finance Corp.

We have audited the consolidated financial statements of Fifth Street Finance Corp. as of September 30, 2016 and 2015 and for each of the three years in the period ended September 30, 2016 and of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2016 referred to in our report dated November 29, 2016 appearing in the accompanying registration statement on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the years ended September 30, 2015 and 2014, as well as 2013, 2012 and 2011 (not presented herein) appearing under Item 8 of the Company’s 2015, 2014, 2013, 2012 and 2011 Annual Reports on Form 10-K, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of Fifth Street Finance Corp. for each of the years ended September 30, 2016, 2015, 2014, 2013, 2012 and 2011 appearing on page 94-95 of this registration statement on Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/PricewaterhouseCoopers LLP

New York, New York

January 13, 2017